Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee	Katie Brazel
Executive Vice President, Chief Operating Officer and	Fleishman Hillard
Chief Financial Officer	Phone: 404-739-0150
Phone: 770-419-3355

CRYOLIFE ANNOUNCES PRELIMINARY FIRST QUARTER 2006 REVENUES

Total revenues increased 10 percent over first quarter 2005 and 8 percent over fourth quarter 2005;

Company increases revenue guidance for 2006

ATLANTA…(April 13, 2006)…CryoLife, Inc. (NYSE: CRY), a biomaterials and biosurgical device company, announced today that revenues for the first quarter of 2006 were approximately $19.4 million compared to $17.7 million in the first quarter of 2005, an increase of 10 percent. Revenues for the first quarter of 2006 increased eight percent over fourth quarter of 2005 revenues of $18.0 million.

Tissue processing revenues were approximately $9.3 million for the first quarter of 2006 compared to $7.5 million in the first quarter of 2005, an increase of 24 percent. Tissue processing revenues for the first quarter of 2006 increased 15 percent over fourth quarter of 2005 tissue processing revenues of $8.1 million.

BioGlue® revenues were approximately $9.8 million for the first quarter of 2006 compared to $9.9 million in the first quarter of 2005, a decrease of one percent. BioGlue revenues for the first quarter of 2006 increased one percent over fourth quarter of 2005 BioGlue revenues of $9.6 million.

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1655 Roberts Boulevard, NW • Kennesaw, Georgia 30144

(770) 419-3355 Phone • (770) 426-0031 Fax • e-mail: info@cryolife.com

http://www.cryolife.com

“The 2006 first quarter revenues of $19.4 million represent our highest quarterly revenue performance since the second quarter of 2002 and an eight percent quarterly sequential revenue increase. We are very pleased with our quarterly revenue performance and expect continued financial improvement throughout 2006,” noted Steven G. Anderson, CryoLife President and Chief Executive Officer.

Based on  recent trends and current business developments, the Company is raising its revenue guidance for the full year of 2006 from $74-$77 million to $76-$80 million.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular, vascular, and orthopaedic surgeries throughout the United States and Canada. The Company’s BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels and is CE marked in the European Community and approved in Canada for use in soft tissue repair and approved in Australia for use in vascular and pulmonary sealing and repair. The Company also distributes the CryoLife-O’Brien® stentless porcine heart valve and the SG Model #100 vascular graft, which are CE marked for distribution within the European Community.

Statements made in this press release that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These future events may not occur as and when expected, if at all, and, together with the Company’s business, are subject to various risks and uncertainties. These risks and uncertainties include that the increases in the Company’s BioGlue and tissue processing revenues may not continue due to competition or other factors, that aggregate expenses may not meet expectations, the possibility that as a result of its inspections of the Company’s facilities or other events the FDA could impose additional restrictions on the Company’s operations, require a recall, prevent the Company from processing and distributing tissues or manufacturing and distributing other products, or take other actions which the Company may not be able to address in a timely or cost-effective manner if at all, that the Company may not have sufficient borrowing or other capital availability to fund its business, that pending or threatened litigation cannot be settled on terms acceptable to the Company, that the Company may not have sufficient resources to pay punitive damages or other  liabilities arising from litigation which are not covered by available insurance, the possibility of severe decreases in the Company’s revenues and working capital, that to the extent the Company does not have sufficient resources, it may be forced to cease operations or seek protection under applicable bankruptcy laws, changes in laws and regulations applicable to CryoLife and other risk factors detailed CryoLife’s Securities and Exchange Commission filings, including CryoLife’s Form 10-K filing for the year ended December 31, 2005, its registration statement on Form S-3 (Reg. No. 333-121406), CryoLife’s most recent Form 10-Q, and its other SEC filings. The Company does not undertake to update its forward-looking statements.

CRYOLIFE, INC.

Financial Highlights

(In thousands)

	Three Months Ended
	March 31,
	2006	2005
	(Unaudited)
Revenues from:
BioGlue	$9,757	$9,871
Bioprosthetic devices	295	256
Total Products	10,052	10,127

Cardiovascular	3,573	3,750
Vascular	4,044	2,716
Orthopaedic	1,722	1,072
Total preservation services	9,339	7,538

Research grants	58	—
Total revenues	$19,449	$17,665

For additional information about the company, visit CryoLife’s Web site:

http://www.cryolife.com

END